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Exhibit 10.1

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (the "Agreement") is effective the 1st day of December, 2003 by and between enherent Corp. (fka PRT Group Inc.), a Delaware corporation, with its principal place of business at 80 Lamberton Rd., Windsor, CT 06095, with all of its direct and indirect subsidiaries, (the "Employer") and James C. Minerly, an individual residing at 45 Raynor Ave., Trumbull, CT 06611 (the "Executive").

  RECITALS:

        A.    Employer is a global information technology services company.

        B.    The Executive is experienced in accounting and information technology services industry and has been an employee of the Employer and Employer desires to continue this relationship by awarding the employment terms set out herein.

        C.    Employer believes the Executive will contribute to the profitability of the Employer and desires to continue to employ the Executive as Senior Financial Officer and Treasurer.

        D.    Employer agrees that it shall not require Executive to engage in any conduct, which would violate any of the Executive's post-termination obligations to Executive's former employer arising under this Agreement.

        E.    The Executive is willing to make his services available to Employer on the terms and conditions hereinafter set forth.

  AGREEMENT:

        Therefore, in consideration of the premises, mutual covenants and agreements of the parties contained herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Employer and the Executive hereby agree as follows:

        1)    Employment.    Commencing on December 1, 2003 (the "Effective Date"), Employer shall employ the Executive and the Executive shall accept employment by Employer, upon the terms and conditions set forth in this Agreement.

        2)    Term:    The term of employment (the "Term") of this Agreement shall begin on the Effective Date and, except as otherwise provided in Sections 8, 9, and 10 shall end on December 31, 2004. The Term of this Agreement shall be thirteen (13) months and shall not be further extended without the mutual written consent of the parties. After completion of the term, Executive's employment will be on an at-will basis unless otherwise agreed in writing by the parties.

        3)    Duties:    The Executive will serve as Senior Financial Officer and Treasurer of Employer and the Executive shall have the primary responsibility to manage and direct the day-to-day business of the finance department. In addition, Executive shall perform such duties as may be reasonably assigned to him by the President, CEO and/or Chairman of the Board.

        4)    Compensation:    During the Term, Executive shall be compensated as follows:

          a)    Salary.    Executive shall be paid an annual salary of one hundred and five thousand dollars ($105,000) (the "Annual Base Salary"), effective December 1, 2003, to be distributed in equal periodic semi-monthly installments according to Employer's customary payroll practices. Nothing contained herein shall be construed to prevent Employer from increasing Executive's Annual Base Salary more often than annually.

          b)    Annual Incentive Compensation.    Employer will provide the Executive with a target bonus opportunity of 20% of Annual Base Salary (the "Performance Bonus") under the quarterly incentive award plan.

        c)    Certain Additional Payments and Consideration.    In addition to the above payments,

            i)    Stock Options.    Executive will be eligible to participate in the Employer Stock Incentive Plan ("Plan"). All Options are subject to the terms of the Plan and the Stock Option Award Agreement; provided, however, in the event of a Termination without Cause of the Executive's employment by the Employer all incentive stock options granted shall immediately vest and be exerciseable as per the terms of Section 9 (b) below. In the event of a Termination without Cause of the Executive's employment by the Employer all non-qualified stock options that have not vested as of the date of the termination, shall expire, and all non-qualified stock options that have vested shall be exercisable pursuant to the terms of the Plan and the Stock Option Award Agreement. All Options will vest in three (3) equal annual installments of one-third (1/3) each beginning one (1) year from their respective grant date. A copy of the Plan and form of Stock Option Award Agreement is attached hereto as Exhibit 1. If Executive was an employee of Employer prior to the Effective Date and has already been granted stock options, all of Executive's stock options shall have the same terms as the Options granted hereunder.

            ii)    Change in Control.    Notwithstanding any other provision of the Plan to the contrary, while Executive's Options remain outstanding under the Plan, if a Change in Control (as defined below) of Employer shall occur, then all Options outstanding at the time of such Change in Control shall vest or expire as set forth in Clasue 4.C.i above. Those Options that vest shall become immediately exercisable in full, and, at the option of the Compensation Committee of the Board of Directors, such Options may be cancelled in exchange for a cash payment or a replacement award of equivalent value. For purposes of this provision as well as this Agreement, a "Change in Control" of Employer shall occur upon the happening of the earliest to occur of the following:

            (a)   any "person" as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (other than (1) Employer, (2) any trustee or other fiduciary holding securities under an employee benefit plan of Employer or (3) any corporation owned, directly or indirectly, by the stockholders of enherent Corp. in substantially the same proportions as their ownership of the common stock of Employer, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of Employer (not including in the securities beneficially owned by such person any securities acquired directly from Employer or its affiliates representing fifty-one percent (51%) or more of the combined voting power of enherent Corp.'s then outstanding voting securities);

            (b)   during any period of not more than two (2) consecutive years, individuals who at the beginning of such period constitute the Board (such board of directors being referred to herein as the "Employer Board"), and any new director (other than a director designated by a person who has entered into an agreement with Employer to effect a transaction described in clause (i), (ii) or (iv) of this Section 5A) whose election by the Employer Board or nomination for election by Employer's Stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors then in office or were directors at the beginning of the period of whose election or nomination for election was previously so approved (other than approval given in connection with an actual or threatened proxy or election contest), cease for any reason to constitute at least seventy percent (70%) of such Employer Board;

            (c)   the stockholders of Employer approve a merger or consolidation of Employer with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of Employer outstanding immediately prior thereto continuing to represent (either by remaining outstanding without conversion or by being converted into voting securities of the surviving or parent entity) fifty one (51%) or more of the combined voting power of the voting securities of Employer or such surviving or parent entity outstanding immediately after such merger or consolidation; or (B) a merger or consolidation effected to implement a recapitalization of enherent Corp. (or similar transaction) in which no "person" (as hereinabove defined) acquires fifty-one (51%) or more of the combined voting power of enherent Corp.'s then outstanding securities; or

            (d)   the stockholders of the Employer approve a plan of complete liquidation of the Employer or an agreement for the sale or disposition by the Employer of all or substantially all of the Employer's assets (or any transaction having a similar effect).

        5)    Expense Reimbursement and Other Benefits.

          a)    Reimbursement of Expenses.    During the term of Executive's employment hereunder, Employer, upon the Executive's submission of proper substantiation in accordance with Employer's standard procedure, shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive in the course of and pursuant to the business of Employer. Proper substantiation shall include, but not be limited to, copies of all relevant invoices, receipts or other evidence reasonably requested by Employer.

          b)    Employee Benefits.    Executive shall be eligible to participate in the Employee Benefits Program.

          c)    Stock Options.    Executive shall be included as a participant under the Employer Incentive Stock Option Plan, eligible to be granted options to acquire shares of Employer's common stock. The number of any options and terms and conditions of options shall be determined in the sole discretion of the Board, or applicable committee thereof, and shall be based on several factors, including the performance of the Executive.

          d)    Vacation.    During the Term, the Executive will be entitled to four (4) weeks paid vacation/personal days (prorated for part-time hours) for each year. The Executive will also be entitled to the paid holidays and other paid leave set forth in Employer's policies. Vacation days and holidays during any fiscal year that are not used by the Executive during such fiscal year may not be carried over and used in any subsequent fiscal year. Executive will begin to accrue vacation/personal days on the first day of the month following date of employment at the rate of 1.67 days (prorated for part time hours) per month. Employer observes ten (10) holidays each year; six (6) days are designated by Employer (the holiday schedule is described in Employer's Summary of Benefits) and four (4) days, which are selected by Executive.

          e)    Retirement Plan.    Executive is eligible to participate in the Employer's 401(k) Savings Plan the first day of the month coinciding with, or following (1) one month of employment with Employer. The. Employer has a provision enabling a match of 100% of the first 3% of employee contributions.

        6)    Restrictions.

          a)    Non-competition.    During the Term and for a one (1) year period after the termination of the Term for any reason, the Executive shall not, directly or indirectly, engage in or have any interest in any sole proprietorship, partnership, corporation or business or any other person or entity (whether as an Employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that directly or indirectly (or through any affiliated entity) engages in competition with the Employer (for this purpose, any business that engages in information technology consulting services or products similar to those services or products offered by the Employer and which is actively soliciting the operating units of the clients doing business with Employer at the time of termination of the Agreement shall be deemed to be in competition with the Employer provided that such services or products constitute at least five percent (5%) of the gross revenues of the Employer at the time of termination of the Agreement); provided that such provision shall not apply to the Executive's ownership of or the acquisition by the Executive, solely as an investment, of securities of any issuer that are registered under Section 12(b) or 12(g) of the Exchange Act and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the NASDAQ Stock Market, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Executive does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control or, more than five percent (5%) of any class of capital stock of such corporation.

          b)    Nondisclosure.    During the Term and for a two (2) year period after the termination of the Term for any reason, the Executive shall not at any time divulge, communicate, use to the detriment of or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the business of the Employer. Any Confidential Information or data now or hereafter acquired by the Executive with respect to the business of the Employer (which shall include, but not be limited to, information concerning the Employer's financial condition, prospects, technology, customers, suppliers, sources of leads and methods of doing business) shall be deemed a valuable, special and unique asset of the Employer that is received by the Executive in confidence and as a fiduciary, and Executive shall remain a fiduciary to the Employer with respect to all such information. For purposes of this Agreement, "Confidential Information" means information disclosed to the Executive or known by the Executive as a consequence of or through his employment by the Employer (including information conceived, originated, discovered or developed by the Executive) prior to or after the date hereof, and not generally know, about the Employer or its or their respective businesses. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Executive from disclosing Confidential Information that the Executive clearly demonstrates was or became generally available to the public other than as a result of disclosure by the Executive.

          c)    Non-solicitation of Employees and Clients.    During the Term and for a one (1) year period after the termination of the Term for any reason, the Executive shall not directly or indirectly, for herself or for any other person, firm, corporation, partnership, association or other entity, other than in connection with the performance of Executive's duties under this Agreement, (i) solicit for employment or attempt to employ or enter into any contractual arrangement with any employee or former employee or independent contractor of Employer, unless such employee or former employee or former independent contractor, has not been employed by Employer for a period in excess of six (6) months, (ii) call on or solicit any of the operating units of the clients doing business with Employer as of the termination of the Term for any reason on behalf of any person or entity in connection with any business competitive with the business of Employer, and/or (iii) make known the names and addresses of such customers (unless the Executive can clearly demonstrate that such information was or became generally available to the public other than as a result of a disclosure by the Executive).

          d)    Ownership of Developments.    All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by Executive during the course of performing work for Employer or its customers (collectively, the "Work Product") shall belong exclusively to Employer and shall, to the extent possible, be considered a work made by the Executive for hire for Employer within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by the Executive for hire for Employer, the Executive agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest that Executive may have in such Work Product. Upon the request of Employer, the Executive shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.

          e)    Books and Records.    All books, records, and accounts relating in any manner to the customers of Employer, whether prepared by the Executive or otherwise coming into the Executive's possession, shall be the exclusive property of Employer and shall be returned immediately to Employer on termination of the Executive's employment hereunder or on Employer's request at any time.

          f)    Acknowledgment by Executive.    The Executive acknowledges and confirms that (i) the restrictive covenants contained in this Section 6 are reasonably necessary to protect the legitimate business interest of Employer including the legitimate interests of the Employer, and (ii) the restrictions contained in this Section 6 (including without limitation the length of the term of the provisions of this Section 6 are not over broad, over long, or unfair and are not the result of overreaching, duress or coercion of any kind. The Executive further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in this Section 6 will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors. The Executive acknowledges and confirms that his special knowledge of the business of the Employer is such as would cause Employer serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Employer in violation of the terms of this Section 6. The Executive further acknowledges that the restrictions contained in this Section 6 are intended to be, and shall be, for the benefit of and shall be enforceable by, Employer's successors and assigns.

          g)    Reformation by Court.    In the event that a court of competent jurisdiction shall determine that any provision of this Section 6 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Section 6 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

          h)    Extension of Time.    If the Executive shall be in violation of any provision of this Section 6 then each time limitation set forth in this Section 6 shall be extended for a period of time equal to the period of time during which such violation or violations occur. If Employer seeks injunctive relief from such violation in any court, then the covenants set forth in this Section 6 shall be extended for a period of time equal to the pendency of such proceeding including all appeals by the Executive.

          i)    Survival.    The provisions of this Section 6 shall survive the termination of this Agreement, as applicable.

        7)    Disability.    If during the Term Executive is unable to perform his services by reason of illness or incapacity, for a period of sixty (60) consecutive days or three (3) months out of any six (6) month period, Employer may, at its option, upon written notice to Executive, terminate the Term and his employment hereunder. In the event of disability of the Executive as defined in this Section 7, employer shall continue to pay seventy-five percent (75%) of Executive's then current salary and benefits for the lesser of one (1) year or the remainder of the Term.

8)
Termination for Cause.

          a)    Employer shall have the right to terminate the Term and the Executive's employment hereunder for Cause (as defined below). Upon any termination pursuant to this Section 8, Employer shall pay to the Executive any unpaid Annual Base Salary through the effective date of termination specified in such notice. Employer shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 5(a)).

          b)    For purposes hereof, the term "Cause" shall mean the Executive's conviction of a felony, the Executive's personal dishonesty directly affecting the Employer, willful misconduct (which shall require prior written notice to the Executive from the President unless not curable or such misconduct is materially injurious to Employer), breach of a fiduciary duty involving personal profit to the Executive or intentional failure to substantially perform his duties after written notice to the Executive from the Executive's supervisor (and a reasonable opportunity to cure such failure) that, in the reasonable judgment of the Executive's supervisor, the Executive has failed to perform specific duties.

9)
Termination Without Cause.

          a)    At any time Employer shall have the right to terminate the Term and the Executive's employment hereunder by written notice to the Executive. Any demotion resulting in a material adverse change in the duties, responsibilities or role, or reporting relationships of the Executive shall be treated as a termination without cause of the Executive. If the Executive is a licensed professional, e.g., Certified Public Accountant or attorney-at-law, then any situation where the Executive is asked to take, certify or sanction any course of action which such licensed professional Employee is prohibited from doing by his profession's rules, regulations, or code of ethics and such action or refusal to take such action in any way leads to the Executive's termination or resignation, then such termination shall be treated as a Termination Without Cause or Termination for Good Reason as defined herein.

        Upon any termination pursuant to this Section 9 (that is not a termination under any of Sections 7, 8, or 10), Employer shall continue to pay (through Employer's regularly scheduled payroll) to the Executive, his Annual Base Salary at the date of termination for a period of three (3) months. Employer shall also continue to pay the Employer portion of premiums for the same or substantially similar Welfare Benefits and the Executive shall be entitled to the other benefits set forth in Section 5(b) and (e) for a period of three (3) months. In the event such entitlement is not allowed by law, the Executive shall be entitled to the cash equivalent of that benefit.

          b)    The Options and any previously granted or subsequently granted incentive stock options shall immediately vest and be exercisable pursuant to the terms of the Plan and the Stock Option Award Agreement, all non-qualified stock options that have not vested as of the date of the termination, shall expire, and all non-qualified stock options that have vested shall be exercisable pursuant to the terms of the Plan and the Stock Option Award Agreement. Said vested stock options shall be exerciseable and may be sold by Executive subject to no restrictions by Employer (other than those imposed by the Employer's then current insider trading policy or by federal and state securities laws).

          c)     The Employer shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 5(a)). The Executive shall be entitled to receive all severance payments and benefits hereunder regardless of any future employment undertaken by the Executive.

10)
Termination by Executive.

          a)    The Executive shall at all times have the right upon thirty (30) days prior written notice to Employer, to terminate the Term and his employment hereunder.

          b)    Upon any termination pursuant to this Section 10 by the Executive without Good Reason (as defined below), Employer shall pay to the Executive any unpaid Annual Base Salary through the effective date of termination specified in such notice. Employer shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 5(a)).

          c)     Upon any termination pursuant to this Section 10 by the Executive for Good Reason, Employer shall pay to the Executive the same amounts that would have been payable by Employer to the Executive under Section 9 of this Agreement as if the Executive's employment had been terminated by Employer without Cause. Employer shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 5(a)).

          d)    For purposes of this Agreement, "Good Reason" shall mean:

            i)     the assignment to the Executive of any duties inconsistent in any material respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3 of this Agreement, or any other action by Employer which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Employer promptly after receipt of notice thereof given by the Executive.

            ii)    any failure by Employer to comply with any of the material provisions of Section 4 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by Employer promptly after receipt of notice thereof given by the Executive; or

            iii)   in the event that (A) a Change in Control (as defined in Section 4 hereof) in Employer shall occur during the Term and (B) prior to the earlier of the expiration of the Term and six (6) months after the date of the Change in Control, the Term and Executive's employment with Employer is terminated by Employer, or new employer as the case may be, without Cause, as defined in Section 9(b) (and other than pursuant to Section 7 by reason of the Executive's death or the Executive's disability) or the Executive terminates the Term and his employment for Good Reason, as defined in Section 11(d)(i) or (ii).

        11)    Waivers.    It is understood that either party may waive the strict performance of any covenant or agreement made herein; however, any waiver made by a party hereto must be duly made in writing in order to be considered a waiver, and the waiver of one covenant or agreement shall not be considered a waiver of any other covenant or agreement unless specifically in writing as aforementioned.

        12)    Savings Provisions.    The invalidity, in whole or in part, of any covenant or restriction, or any section, subsection, sentence, clause, phrase or word, or other provisions of this Agreement, as the same may be amended from time to time shall not affect the validity of the remaining portions thereof.

        13)    Governing Law.    This Agreement shall be construed in accordance with and governed by the laws of the State of Connecticut without giving effect to its choice of law provision.

        14)    Notices.    If either party desires to give notice to the other in connection with any of the terms and provisions of this Agreement, said notice must be in writing and shall be deemed given when

(a) delivered by hand (with written confirmation of receipt); (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addresses, if sent by a nationally recognized overnight delivery service (receipt requested), in each case addressed to the party for whom it is intended as follows (or such other addresses as either party may designate by notice to the other party, at the Parent Employer's or Employer's then principal Employee offices):

If to Employer:	enherent Corp. 80 Lamberton Road Windsor, CT 06095 ATTN: Legal Department
If to Executive:	James C. Minerly 45 Raynor Ave. Trumbull, CT 06611

        15)    Default.    In the event either party defaults in the performance of its obligations under this Agreement, the non-defaulting party may, after giving 30 days' notice to the defaulting party to provide a reasonable opportunity to cure such default, proceed to protect its rights by suit in equity, action or law, or, where specifically provided for herein, by arbitration, to enforce performance under this Agreement or to recover damages for breach thereof, including all costs and attorneys' fees, whether settled out of court, arbitrated, or tried (at both trial and appellate levels).

        16)    No Third Party Beneficiary.    Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than Employer, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and assigns, any rights or remedies under or by reason of this Agreement.

        17)    Waiver of Jury Trial.    All parties knowingly waive their rights to request a trial by jury in any litigation in any court of law, tribunal or legal proceeding involving the parties hereto or any disputes arising out of or related to this Agreement. Any controversy of claim arising out of this Agreement, its enforcement or interpretation, or alleged breach, default or misrepresentation in connection with any of its provisions, shall be submitted to binding arbitration before JAMS-Endispute in accordance with its rules and procedures for arbitration of employment disputes. The non-prevailing party shall pay the cost of the arbitration, provided, however, each party shall bear the expenses of its own attorneys.

        18)    Successors.    This Agreement shall inure to the benefit of and be binding upon the Executive and the Executive's assigns, heirs, representatives or estate.

        19)    Indemnification.    In the event of a lawsuit, such as but not limited to a shareholder suit, after Executive's departure from the Employer, or termination of this Agreement for Cause or Termination without Cause, the Employer shall reimburse the Executive for all reasonable travel costs and out-of-pocket expenses incurred by Executive in assisting in the defense of such post-employment suit. In addition, the Employer shall to the fullest extent allowed under its Amended and Restated Certificate of Incorporation and to the fullest extent permitted by law indemnify, defend and hold harmless Executive from any reasonable legal fees incurred in Executive's assistance in the defense of or damages awarded against Executive from such post-employment lawsuit.

        IN WITNESS WHEREOF, by its appropriate officer, signed this Agreement and Executive has signed this Agreement, as or the day and year first above written.

AGREED TO BY:	AGREED TO BY:
Executive James C. Minelry	enherent Corp. Douglas A. Catalano CEO
By:	By:

Date:	Date:

QuickLinks

  Exhibit 10.1
EMPLOYMENT AGREEMENT